Exhibit 10.29 - SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement ("Agreement") is made and entered into by and between Peter D. Behrendt ("Executive") and Exabyte Corporation (the "Company"), as of the last date on which either party signs this Agreement ("Effective Date").

WITNESSETH

Whereas, Executive is currently a Director and Chairman of the Board and has tendered his resignation as a full-time employee of the Company and wishes to enter into a consulting relationship with the Company, in consideration of the promises and covenants contained herein;

Whereas, the Company has accepted Executive's resignation and wishes to provide Executive with certain benefits in consideration of his service to the Company and the promises and covenants of Executive as contained herein;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

     1. Resignation. Executive has tendered, and the Company has accepted, Executive's resignation as an employee effective as of July 11, 1997 (the "Separation Date"). Executive shall continue to serve as Chairman of the Board through December 31, 1997 and as Director through his normal term ending with the 1998 Annual Meeting of Shareholders and thereafter subject to the discretion of the Chief Executive Officer and to shareholder election.

     2. Accrued Salary, Vacation, And Future Payment. Within a reasonable time following the Separation Date, the Company will pay Executive all accrued salary as well as all accrued and unused vacation earned prior to the Separation Date at Executive's pay rate prior to Separation Date, subject to standard payroll deductions and tax withholdings. Executive shall be entitled to participate in the Executive Bonus Plan for 1997 with salary adjustment in accordance with the Consulting Fees (80% of previous salary rate) for an "on-plan" pre-tax bonus of $170,982(1). Executive's sole compensation subsequent to the Separation Date shall be as set forth in this Paragraph 2 together with the consulting fees as set forth in Paragraph 6(b). Executive shall not be entitled to additional compensation relating to his service as Director and Chairman of the Board of Directors through December 31, 1997. For any services as Director after December 31, 1997, Executive will be entitled to the normal compensation awarded to continuing outside Directors in accordance with the plan in effect as of such date.

     3. Health Insurance. The Company agrees to make a grossed-up lump sum payment to Executive such that the net amount is equal to the cost for a six
(6) month period of COBRA benefits representing coverage comparable to, but no greater than, coverage provided under existing plans of the Company.

     4. Expense Reimbursement. Executive will submit his final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. The

(1) Compared to previous annual salary rate of $427,413 and "on-plan" bonus of $213,727.
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Company shall reimburse Executive's expenses pursuant to Company policy and regular business practice. During the term of this Agreement, the Company shall reimburse Executive for all out-of-pocket expenses reasonably incurred by Executive, subject to the approval of the Chief Executive Officer of the Company.

     5. Section 401(k). Executive's 401(k) benefits shall cease as of Separation Date. Executive shall be entitled to continued enrollment in the 401(k) without imposition of an administrative fee.

     6. Consulting Agreement. Executive shall serve as a consultant to the Company under the terms specified below. The consulting relationship shall commence on the Separation Date and continue through December 31, 1997 ("Consulting Period") unless terminated earlier pursuant to Paragraph 6 herein. The term of this Agreement cannot be extended except in a writing executed by the Chief Executive Officer of the Company.

          (a) Consulting Services. Executive agrees to provide consulting services to the Company in any area of his expertise upon request by the Chief Executive Officer of the Company. Executive agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services. Executive agrees to make himself available to perform such consulting services throughout the Consulting Period. Executive agrees that he will render services to the Company during the term of this Agreement at a level of up to approximately twenty percent (20%) of full-time employment ("FTE"), or approximately thirty-five (35) work hours per month.
Any services rendered in excess of this amount shall not entitle Executive to payment in excess of that amount set forth in paragraph 6(b). If the Company does not give Executive sufficient work to occupy him for the foregoing work hours, he still will be paid his consulting fees as set forth in paragraph 6(b) herein, without any deduction or penalty for the shortfall in work hours. Nothing herein is intended to impair Executive's efforts to obtain employment not in competition with the Company, as defined below.

          (b)     Consulting Fees and Benefits.

               (i) Consulting Fees. In consideration for Executive's consulting services, the Company shall make payments until December 31, 1997, at the rate of eighty percent (80%) of the rate of Executive's salary immediately prior to the Separation Date ("Consulting Fees").

               (ii) Taxes and Withholding. The Company will process the payment of Consulting Fees through the Company's normal payroll system and subject to withholding for taxes, social security or other payroll deductions. The parties agree that the payment procedure through the Company's payroll system shall not in any way be deemed to affect Executive's status as consultant. Executive acknowledges that he is ultimately responsible for payment of any taxes, and he hereby indemnifies and holds harmless the Company from any liability for any taxes, penalties or interest which may be assessed by any taxing authority.

               (iii) Stock Vesting. Executive's options shall continue to vest until the term provided by the terms of the respective grant or
December 31, 1997, whichever is earlier. The Exercise Date for each option which has not been exercised within ninety (90) days of the Separation Date shall be amended to read July 11, 2000 or the end of the respective grant agreement, whichever is earlier. Executive understands that amendment of the foregoing option grants as described in paragraph 6(b)(iii) will disqualify such options for favorable tax treatment as incentive stock options ("ISOs").
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               (iv)    Disability and Life Insurance. The Company will
reimburse Executive for the cost of obtaining comparable but no greater coverage than under existing disability and life insurance plans of the Company.

               (v) Attorneys' or Accountants' Fees. The Company agrees to reimburse or pay directly Executive for his reasonable attorneys' or accountants' fees directly related to the negotiation of this Agreement, within a reasonable time after presentation of itemized statements for such services, provided that this Agreement is executed by Executive on or before September 15, 1997.

               (vi) Other Compensation. Except as expressly provided herein, Executive acknowledges that he will not receive (nor is he entitled to) any additional compensation, severance or benefits after the Separation Date.

          (c) Reporting Relationship, Office, and Support. Executive will report directly to the Chief Executive Officer of the Company. Executive shall be provided with a private, standard-sized office as well as basic secretarial support during the Consulting Period and thereafter at the discretion of the Chief Executive Officer.

     7. Termination of Agreement. This Agreement may be terminated prior to December 31, 1997 by Executive upon thirty (30) days' written notice, in which case the Company's obligations under paragraph 6(b) shall cease, or by a change of control in the Company as defined below, or by the Company, for cause, as defined below. If this Agreement is terminated due to a change of control (as defined below) prior to December 31, 1997, Executive will receive a one-time lump sum payment from the Company equal to the amount Executive would have been paid under this Agreement between the date of its termination due to a change of control and December 31, 1997. This Agreement supersedes any other agreement with respect to payment obligations related to a change in control or otherwise.

For purposes of this Agreement, "change of control" means the occurrence of one or more of the following events:

          (a) The Company sells substantially all of its assets to a single purchaser or to a group of associated purchasers;

          (b) At least two-thirds of the outstanding corporate shares of the Company are sold, exchanged or otherwise disposed of, in one transaction;

          (c) The Company elects to terminate its business or liquidate its assets; or

          (d) There is a merger or consolidation of the Company in a transaction in which the Company's shareholders receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

If Executive's consulting relationship is terminated for cause, all compensation and benefits shall cease as of the date of his termination. For purposes of this Agreement, "cause" shall mean misconduct, including:
(i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) intentional damage to the Company's property or reputation; or
(iv) breach of any term of this Agreement, including but not limited to breach of the noncompetition provision, provided, however, Executive shall be provided with a 30-day right to cure any such breach after notice.
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Executive will not be entitled to any additional compensation or benefits beyond what is expressly provided to him in this Agreement.

     8. Limitations on Authority. Executive shall have no responsibilities or authority as a consultant to the Company other than as provided for above. Executive hereby agrees not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Chief Executive Officer of the Company to do so.

     9. Other Work Activities. Throughout the Consulting Period, Executive retains the right to engage in employment, consulting, or other work relationships in addition to his work for the Company, subject to the limitations set forth in this Agreement.

     10. Noncompetition. In order to protect the trade secrets and confidential and proprietary information of the company, Executive agrees that from Separation Date through July 11, 1999 ("Restricted Period") he will not obtain employment, perform work for any business entity, or engage in any other work activity which is in competition, or is preparing to compete, with the business of the Company as conducted or contemplated by the Company as of the Effective Date ("Competitive Activity"). During the Restricted Period, Executive shall not, directly or indirectly, without the prior written consent of the Company, own manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any Competitive Activity.

For purposes of this Agreement, "Competitive Activity" shall include any activity involving removable tape storage. Executive shall have the right to advise the Company regarding any activities he wishes to pursue for the purpose of seeking an exception from the foregoing definition of Competitive Activity, and the Company will discuss any such requests in good faith. For purposes of this paragraph, the holding of less than one percent of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this paragraph.

Executive agrees to notify the Company, in writing, at least ten (10) business days prior to engaging in any work substantially full-time for any business purpose other than work for the Company. In the event that Executive engages in any Competitive Activity, the Company's obligation to pay Executive consulting fees or any other compensation set forth in this Agreement shall cease immediately, the vesting of any stock options pursuant to this Agreement shall also cease, and the Exercise Date of any stock options shall be amended to read the date ninety (90) days after the date of determination of any such Competitive Activity.

Executive acknowledges that by virtue of his position with the Company he has developed considerable expertise in the business operations of the Company and has had access to extensive confidential information with respect to the Company. Executive also acknowledges that this is a contract of personal services wherein his services are of a unique character. Executive acknowledges that the Company would be irreparably damaged, and its substantial investment materially impaired, if he were to enter into an activity competing with the Company's business as of Effective Date in violation of the terms of this Agreement or if he were to disclose or make unauthorized use of any confidential information concerning the business of the Company. Executive


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expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to him in all respects.

     11. Independent Contractor. Executive's relationship with the Company shall be that of an independent contractor and nothing in this Agreement shall be construed to create an employer-employee relationship between the parties hereto. Executive shall be solely responsible for and shall maintain adequate records of expenses Executive shall incur in the course of performing services hereunder and shall be solely responsible for and shall file, on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Executive's performance of services hereunder. Since Executive will not be an employee of the Company, it is understood that Executive will not be entitled to any of the benefits which the Company may make available to its employees, such as group insurance, profit-sharing or retirement benefits, nor will any part of Executive's compensation be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes except as set forth in this Agreement. In the performance of all services hereunder, Executive shall comply with all applicable laws and regulations.

     12. Nonsolicitation. Executive agrees that during the Restricted Period he will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

     13. Company Property. On or before December 31, 1997, except for Company documents and property required by Executive to carry out his duties as a Board member, Executive agrees to return to the Company all Company documents (and all copies thereof) and any other Company property in his possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).

     14. Proprietary Information Obligations. Executive hereby agrees to be bound throughout the Consulting Period by the terms of his Proprietary Information and Inventions Agreement ("Proprietary Information Agreement") and thereafter by certain obligations which continue after the termination of the Consulting Period, as specified in the Proprietary Information Agreement.

     15. Nondisparagement. Executive and the Company agree that neither party will at any time disparage the other in any manner likely to be harmful to the other party, its business reputation, or the personal or business reputation of its directors, shareholders, and employees, provided that each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process. Executive shall have the right to review and comment upon any press releases issued by the Company that refer to his departure from the Company.

     16. Confidentiality. The provisions of this Agreement shall be deemed confidential by Executive and the Company and shall not be publicized or disclosed in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence: (i) Executive may disclose this Agreement, in confidence, to his immediate family; (ii) the parties may disclose this Agreement in
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confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (iii) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (iv) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular (and without limitation), Executive agrees not to discuss this Agreement with present or former Company employees or other personnel. Notwithstanding the foregoing provisions, the parties may respond to inquiries concerning the reasons for the consulting relationship between Executive and the Company by stating that the Company and Executive came to a mutual understanding that the consulting relationship would best serve the interests of both Executive and the Company, or words to that effect agreed upon by the parties.

     17. Hold Harmless. Executive shall exonerate, indemnify and hold harmless the Company, its officers, agents and employees from and against any and all liability, loss, cost, damage, claims, demands, or expenses of every kind on account of injuries (including death) to Executive or any third party, or loss of or damage to Executive's or any third party's property arising out of or resulting in any manner from or occurring in connection with Executive's performance of services hereunder unless caused by the negligence or intentional acts of the Company or its servants or employees.

     18. Release of Claims. Except as otherwise set forth in this Agreement, Executive and the Company each hereby releases, acquits and forever discharges the other party, its officers, directors, agents, servants, employees, shareholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date, including but not limited to: (i) any and all such claims and demands directly or indirectly arising out of or in any way connected with Executive's employment with the Company or the termination of that employment;
(ii) claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress; and
(iv) breach of the implied covenant of good faith and fair dealing.

     19. OWBPA Notice. Executive acknowledges that, among other rights, he is waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967 as amended, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which he was already entitled as an employee of the Company. Executive further acknowledges that he has been advised, as required by the Older Workers Benefit Protection Act, that: (i) the waiver and release granted herein does not relate to claims which may arise after this Agreement becomes effective; (ii) he has the right to consult with an attorney prior to executing this Agreement (although he may choose voluntarily not to do so); (iii) he has twenty-one (21) days from the date he receives this Agreement, in which to consider this Agreement (although he may choose voluntarily to execute this Agreement earlier); (iv) he has seven
(7) days following the execution of this Agreement to revoke his consent to the Agreement; and (v) this Agreement shall not be effective until the seven (7) day revocation period has expired.
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     20.     Confidential Arbitration.  Any disputes arising from this
Agreement shall be submitted to binding, confidential arbitration with the Judicial Arbiter Group ("JAG"), Denver, Colorado, in accordance with the then existing rules issued by JAG applicable to employment disputes with the prevailing party paying costs and the attorneys' fees. Any such arbitration shall be conducted in the utmost secrecy.

     21. Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Executive and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

     22. Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. However, because of the personal nature of Executive's duties under this Agreement, Executive agrees not to delegate the performance of his duties under this Agreement.

     23. Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

     24. Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

     25. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     26. Counterparts. This Agreement may be executed in two counter-parts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

In Witness Whereof, the parties have duly authorized and caused this Agreement to be executed as follows:


-----------------------------------         -----------------------------------
Peter D. Behrendt                           Exabyte Corporation

By:--------------------------------         By:--------------------------------

Date:------------------------------         Date:------------------------------